Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
by and between
Ingersoll-Rand plc
and
Allegion plc
Dated as of [●]

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND INTERPRETATION	1

Section 1.1.	General 1

Section 1.2.	References; Interpretation 13

ARTICLE II THE SEPARATION	13

Section 2.1.	General 13

Section 2.2.	Restructuring: Transfer of Assets; Assumption of Liabilities. 13

Section 2.3.	Treatment of Shared Contracts 14

Section 2.4.	Intercompany Accounts. 15

Section 2.5.	Limitation of Liability; Intercompany Contracts. 15

Section 2.6.	Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time. 16

Section 2.7.	Conveyancing and Assumption Instruments 17

Section 2.8.	Further Assurances; Ancillary Agreements. 18

Section 2.9.	Novation of Liabilities; Indemnification. 18

Section 2.10.	Guarantees. 20

Section 2.11.	Disclaimer of Representations and Warranties 20

ARTICLE III CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS	21

Section 3.1.	Organizational Documents 21

Section 3.2.	Directors 21

Section 3.3.	Officers 21

Section 3.4.	Resignations and Removals 21

ARTICLE IV THE DISTRIBUTION	22

Section 4.1.	Stock Dividend to IR Stockholders 22

Section 4.2.	Actions in Connection with the Distribution 22

Section 4.3.	Sole Discretion of IR 23

Section 4.4.	Conditions to Distribution 23

ARTICLE V CERTAIN COVENANTS	24

Section 5.1.	No Solicit; No Hire 24

Section 5.2.	Intellectual Property 25

Section 5.3.	Cooperation 25

ARTICLE VI INDEMNIFICATION	25

Section 6.1.	Release of Pre-Distribution Claims. 25

Section 6.2.	Indemnification by IR 26

i

Section 6.3.	Indemnification by Allegion 27

Section 6.4.	Procedures for Indemnification. 27

Section 6.5.	Cooperation in Defense and Settlement. 29

Section 6.6.	Indemnification Payments 29

Section 6.7.	Indemnification Obligations Net of Insurance Proceeds and Other Amounts. 29

Section 6.8.	Additional Matters; Survival of Indemnities. 30

ARTICLE VII PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE	30

Section 7.1.	Preservation of Corporate Records. 30

Section 7.2.	Financial Statements and Accounting 30

Section 7.3.	Provision of Corporate Records 32

Section 7.4.	Witness Services 32

Section 7.5.	Reimbursement; Other Matters 33

Section 7.6.	Confidentiality. 33

Section 7.7.	Privilege Matters. 34

Section 7.8.	Ownership of Information 36

Section 7.9.	Other Agreements 36

ARTICLE VIII DISPUTE RESOLUTION	36

Section 8.1.	Negotiation 36

Section 8.2.	Arbitration 36

Section 8.3.	Arbitration Period 37

Section 8.4.	Treatment of Negotiations and Arbitration 37

Section 8.5.	Continuity of Service and Performance 37

Section 8.6.	Consolidation 37

ARTICLE IX INSURANCE	37

Section 9.1.	Policies and Rights Included Within Assets 37

Section 9.2.	Post-Effective Time Claims 38

Section 9.3.	Administration; Other Matters 38

Section 9.4.	Agreement for Waiver of Conflict and Shared Defense 39

Section 9.5.	Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts 39

Section 9.6.	Directors and Officers Liability Insurance 39

Section 9.7.	No Coverage for Post-Effective Occurrences 39

Section 9.8.	Cooperation 39

Section 9.9.	IR as General Agent and Attorney-In-Fact 39

Section 9.10.	Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits 40

Section 9.11.	Certain Matters Relating to IR’s Organizational Documents 40

ARTICLE X MISCELLANEOUS	40

Section 10.1.	Complete Agreement; Construction 40

Section 10.2.	Ancillary Agreements 40

Section 10.3.	Counterparts 40

Section 10.4.	Survival of Agreements 40

Section 10.5.	Expenses 40

Section 10.6.	Notices 41

Section 10.7.	Waivers 41

Section 10.8.	Assignment 41

Section 10.9.	Successors and Assigns 42

Section 10.10.	Termination and Amendment 42

Section 10.11.	Payment Terms. 42

Section 10.12.	No Circumvention 42

Section 10.13.	Subsidiaries 42

Section 10.14.	Third Party Beneficiaries 42

Section 10.15.	Title and Headings 43

Section 10.16.	Exhibits and Schedules. 43

Section 10.17.	Governing Law 43

Section 10.18.	Consent to Jurisdiction 43

Section 10.19.	Waiver of Jury Trial 43

Section 10.20.	Severability 44

Section 10.21.	Force Majeure 44

Section 10.22.	Interpretation 44

Section 10.23.	No Duplication; No Double Recovery 44

Section 10.24.	Tax Treatment of Payments 44

Section 10.25.	No Waiver 44

Section 10.26.	No Admission of Liability 44

List of Schedules

Schedule 1.1(4)(i)	Allegion Business Units
Schedule 1.1(4)(iii)	Specified Allegion Assets
Schedule 1.1(4)(iv)	Allegion Owned Real Property
Schedule 1.1(4)(v)	Allegion Leased Real Property
Schedule 1.1(4)(ix)	Allegion Intellectual Property
Schedule 1.1(10)(iv)	Specified Allegion Liabilities
Schedule 1.1(10)(viii)	Allegion Discontinued Operations
Schedule 1.1(10)(x)	Allegion Litigation and Disputes
Schedule 1.1(21)	Company Policies
Schedule 1.1(24)	Continuing Arrangements
Schedule 2.2(a)	Transfers to Occur Post Distribution
Schedule 2.3(a)	Shared Contracts
Schedule 2.10(a)(i)	Certain IR Guarantees
Schedule 2.10(a)(ii)	Certain Allegion Guarantees
Schedule 10.5	Separation Expenses

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

Index of Other Defined Terms

Defined Term	Section
Action	Section 1.1(1)
Affiliate	Section 1.1(2)
Allegion Asset Transferee	Section 1.1(3)
Allegion Assets	Section 1.1(4)
Agreement	Preamble
Agreement Disputes	Section 8.1
Allegion	Preamble
Allegion Balance Sheet	Section 1.1(5)
Allegion Business	Section 1.1(6)
Allegion Contracts	Section 1.1(7)
Allegion Business Units	Section 1.1(4)(i)
Allegion Discontinued Operation	Section 1.1(10)(viii)
Allegion Group	Section 1.1(8)
Allegion Indemnitees	Section 1.1(9)
Allegion Intellectual Property	Section 1.1(4)(ix)
Allegion Liabilities	Section 1.1(10)
Allegion Leased Real Property	Section 1.1(4)(v)
Allegion Ordinary Shares	Section 1.1(11)
Allegion Owned Real Property	Section 1.1(4)(iv)
Ancillary Agreements	Section 1.1(12)
Annual Reports	Section 7.2(c)
Asset Transferors	Section 1.1(13)
Assets	Section 1.1(14)
Assume	Section 1.1(15)
Audited Party	Section 7.2(b)
Board	Preamble
Business	Section 1.1(16)
Business Day	Section 1.1(17)
Business Entity	Section 1.1(18)
Claims Administration	Section 1.1(19)
Code	Preamble
Commission	Section 1.1(20)
Company Policies	Section 1.1(21)
Confidential Information	Section 1.1(22)
Consents	Section 1.1(23)
Continuing Arrangements	Section 1.1(24)
Continuing Directors	Section 1.1(25)
Contract	Section 1.1(26)

v

Defined Term	Section
Conveyancing and Assumption Instruments	Section 1.1(27)
CPR	Section 8.2
Dispute Notice	Section 8.1
Disclosure Documents	Section 1.1(28)
Distribution	Preamble
Distribution Agent	Section 1.1(29)
Distribution Date	Section 1.1(30)
Effective Time	Section 1.1(31)
Employee Matters Agreement	Section 1.1(32)
Environmental Laws	Section 1.1(33)
Final Determination	Section 1.1(34)
Financing	Section 1.1(35)
Force Majeure	Section 1.1(36)
Form 10	Section 1.1(37)
Governmental Approvals	Section 1.1(38)
Governmental Entity	Section 1.1(39)
Group	Section 1.1(40)
Guaranty Release	Section 2.10(b)
Indebtedness	Section 1.1(41)
Indemnifiable Loss	Section 1.1(42)
Indemnifying Party	Section 6.4(a)
Indemnitee	Section 6.4(a)
Indemnity Payment	Section 6.7(a)
Information	Section 1.1(43)
Information Statement	Section 1.1(44)
Insurance Proceeds	Section 1.1(45)
Insured Claims	Section 1.1(46)
Intellectual Property	Section 1.1(47)
Internal Control Audit and Management Assessments	Section 7.2(a)
Internal Reorganization	Section 1.1(48)
IP License Agreement	Section 1.1 (49)
IR	Preamble
IR Asset Transferee	Section 1.1(50)
IR Group	Section 1.1(51)
IR Indemnitees	Section 1.1(52)
IR Ordinary Shares	Section 1.1(53)
IR Retained Assets	Section 1.1(54)
IR Retained Business	Section 1.1(55)
IR Retained Liabilities	Section 1.1(56)
Law	Section 1.1(57)
Liabilities	Section 1.1(58)

Defined Term	Section
Liable Party	Section 2.9(b)
LIBOR	Section 1.1(59)
Materials of Environmental Concern	Section 1.1(60)
Negotiation Period	Section 8.1
New York Courts	Section 10.18
NYSE	Section 1.1(61)
Other Party	Section 2.9
Other Party’s Auditor	Section 7.2(b)
Party	Preamble
Person	Section 1.1(62)
Policies	Section 1.1(63)
Privilege	Section 7.7(a)
Privileged Information	Section 7.7(a)
Record Date	Section 1.1(64)
Record Holders	Section 1.1(65)
Records	Section 1.1(66)
Rules	Section 8.2
Security Interest	Section 1.1(67)
Separation Expenses	Section 10.5
Shared Contract	Section 2.3(a)
Specified Allegion Assets	Section 1.4(4)(iii)
Specified Allegion Liabilities	Section 1.1(10)(iv)
Subsidiary	Section 1.1(68)
Tax	Section 1.1(69)
Tax Contest	Section 1.1(70)
Tax Matters Agreement	Section 1.1(71)
Tax Returns	Section 1.1(72)
Third Party Agreements	Section 1.1(73)
Third Party Claim	Section 6.4(b)
Third Party Proceeds	Section 6.7(a)
Trademarks	Section 1.1(47)
Transfer	Section 1.1(74)
Transition Services Agreement	Section 1.1(75)
Voting Stock	Section 1.1(76)

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [●], 2013, is entered into by and between Ingersoll-Rand plc (“IR”), a company organized under the laws of Ireland, and Allegion plc (“Allegion”), a company organized under the laws of Ireland. “Party” or “Parties” means IR or Allegion, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, IR, acting through its direct and indirect Subsidiaries, currently conducts the IR Retained Business and the Allegion Business;
WHEREAS, the Board of Directors of IR (the “Board”) has determined that it is appropriate, desirable and in the best interests of IR and its stockholders to separate IR into two separate, publicly traded companies, one for each of (i) the IR Retained Business, which shall be owned and conducted, directly or indirectly, by IR and (ii) the Allegion Business, which shall be owned and conducted, directly or indirectly, by Allegion;
WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of IR and its stockholders to undertake the Internal Reorganization and, following the completion of the Internal Reorganization, for IR to cause the Distribution Agent to issue pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding shares Allegion Ordinary Shares (the “Distribution”);
WHEREAS, it is the intention of the Parties that the Distribution qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent of cash received lieu of fractional shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
Section 1.1.    General. As used in this Agreement, the following terms shall have the following meanings:
(1)    “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
(2)    “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common or by reason of having been under common control of IR or IR’s stockholders prior to or, in case of IR’s stockholders, after, the Effective Time.
(3)    “Allegion Asset Transferee” shall mean any Allegion Business Entity or Allegion Subsidiary to which Allegion Assets shall be or have been transferred by an Asset Transferor in order to consummate the transactions contemplated hereby.
(4)    “Allegion Assets” shall mean those Assets that are owned, leased or licensed, at or prior to the Effective Time, by IR and/or any of its Subsidiaries, relating primarily to, used primarily in, or arising primarily from, the Allegion Business, and shall include:
(i)    all Assets recorded or reflected on the books and records of the business units set forth on Schedule 1.1(4)(i) (the “Allegion Business Units”);
(ii)    any and all Assets reflected on the Allegion Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Allegion or any member of the Allegion Group subsequent to the date of the Allegion Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Allegion Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Allegion Balance Sheet;
(iii)    the Assets set forth on Schedule 1.1(4)(iii) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Allegion Group (the “Specified Allegion Assets”);
(iv)    all rights, title and interest in and to the owned real property set forth on Schedule 1.1(4)(iv), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “Allegion Owned Real Property”);
(v)    all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(4)(v) including, to the extent provided for in the Allegion Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “Allegion Leased Real Property”);
(vi)    to the extent not provided in clauses (iv) and (v) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools and other tangible personal property located at a physical site of which the ownership or leasehold interest remains with or is being Transferred to a member of the Allegion Group, except as otherwise expressly provided in this Agreement or in the Transition Services Agreement;
(vii)    all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Allegion Business;

(viii)    all Allegion Contracts and any rights or claims arising thereunder;
(ix)    all Intellectual Property used exclusively by, the Allegion Business, including the registrations and applications set forth on Schedule 1.1(4)(ix), subject, as applicable, to any License Agreement appurtenances (the “Allegion Intellectual Property”);
(x)    all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the Allegion Business;
(xi)    all Information (including information used in creating the Form 10) relating primarily to, used primarily in, or arising primarily from, the Allegion Business; provided, however, that to the extent any Information used in the Allegion Business is (A) commingled with information used in the Allegion Business or the IR Retained Business or (B) recorded in the IR Group’s electronic systems, stored in facilities owned or leased by the IR Group or stored in third party storage facilities pursuant to storage arrangements with the IR Group, then (1) the original version of such Information shall be retained by IR and all Parties shall have equal rights to use such information, (2) Allegion shall have the right to promptly access such Information and make reasonable copies thereof and (3) any such copies shall be included in the Allegion Assets; provided, further, with respect to clauses (A) and (B) of this Section 1.1(4)(xi), that to the extent such copies shall not have been made prior to the Effective Time, subject to the reimbursement of the actual out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by the Party retaining the original version of such Information in providing access to such Information and to the other provisions of this Agreement, including Article VII, Allegion shall have the right to access such Information and make such copies at any time following the Effective Time and such copies shall be included in the Allegion Assets;
(xii)    all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Allegion Business;
(xiii)    all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the Allegion Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the Allegion Group and all other investments in securities of any Person held by any member of the Allegion Group;
(xiv)    subject to Article IX, any rights of any member of the Allegion Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the IR Group; and

(xv)    any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that IR and/or any of its Subsidiaries may have with respect to any Allegion Assets and Allegion Liabilities.
Notwithstanding the foregoing, the Allegion Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the IR Group.
(5)    “Allegion Balance Sheet” shall mean the pro forma balance sheet of the Allegion Group, including the notes thereto, as of September 30, 2013, as filed with the Form 10.
(6)    “Allegion Business” shall mean the commercial and residential security businesses of IR conducted by the Allegion Business Units and those Business Entities and businesses acquired or established by or for Allegion or any of its Subsidiaries after the Effective Time.
(7)    “Allegion Contracts” shall mean the following Contracts to which IR or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the IR Group to the Allegion Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the IR Group pursuant to any provision of this Agreement or any Ancillary Agreement:
(i)    any Contract that relates primarily to the Allegion Business, including any contract providing for the acquisition or disposition of a Allegion Business Unit or Allegion Assets;
(ii)    any Contract that relates primarily to the Allegion Business that was awarded after the Effective Date and for which the quotation, proposal, or bid was pending as of the date hereof;
(iii)    any Contract that represents or underlies any Allegion Assets or Allegion Liabilities; and
(iv)    any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Allegion Group.
(8)    “Allegion Group” shall mean Allegion and each Person that is a direct or indirect Subsidiary of Allegion immediately after the Effective Time, and each Person that becomes a Subsidiary of Allegion after the Effective Time, and shall include the Allegion Business Units.
(9)    “Allegion Indemnitees” shall mean each member of the Allegion Group and each of their respective Affiliates from and after the Effective Time and each member of the Allegion Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents and each of the heirs, administrators, executors, successors and assigns of any of the foregoing.

(10)    “Allegion Liabilities” shall mean any and all Liabilities relating (a) primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Allegion Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Allegion Group); (b) to the operation or conduct of any business conducted by any member of the Allegion Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Allegion Group); or (c) to any Allegion Assets, whether arising prior to, at or after the Effective Time, including:
(i)    all Liabilities of the Allegion Business Units;
(ii)    all Liabilities reflected on the Allegion Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Allegion or any member of the Allegion Group subsequent to the date of the Allegion Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Allegion Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Allegion Balance Sheet;
(iii)    any Liabilities to the extent relating to, arising out of or resulting from, the Allegion Contracts;
(iv)    the liabilities set forth on Schedule 1.1(10)(iv) (the “Specified Allegion Liabilities”);
(v)    any Liabilities assumed or retained by the Allegion Group pursuant to this Agreement or the Ancillary Agreements;
(vi)    any Liabilities arising prior to, at or after the Effective Time for any infringement by the Allegion Business of the Intellectual Property of any other Person or breach by the Allegion Business of any Contract relating to Intellectual Property;
(vii)    all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the Allegion Group, any Allegion Discontinued Operation or the conduct of the Allegion Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the Allegion Group, any Allegion Discontinued Operation or in the conduct of the Allegion Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Allegion Assets or any Allegion Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is an IR Retained Asset pursuant to this Agreement, shall not be Allegion Liabilities but shall instead be IR Retained Liabilities;
(viii)    any Liabilities relating to, arising out of or resulting from, any operating group, business unit, operation, division, Subsidiary, line of business or investment of IR or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the Allegion Business or any Allegion Business Unit and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(10)(viii) (each, an “Allegion Discontinued Operation”);
(ix)    for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Allegion Business by any Business Entity that is an IR Retained Entity under this Agreement but has conducted the Allegion Business at any time prior to the Effective Time;
(x)    any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the “Business” section of the Form 10 or in the “Business” section of the Allegion Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the “Business” section of the Form 10 and the “Business” section of the Allegion Offering Memorandum; and
(xi)    for the avoidance of doubt, and without limiting any other matters that may constitute Allegion Liabilities, any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(10)(x).
Notwithstanding the foregoing, the Allegion Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the IR Group, including any Liabilities specified in the definition of IR Retained Liabilities or (B) discharged pursuant to Section 2.2(c) of this Agreement.
(11)    “Allegion Ordinary Shares” shall mean the ordinary shares of Allegion, par value $0.01 per share.
(12)    “Ancillary Agreements” shall mean the Conveyancing and Assumption Instruments, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the IP License Agreement.
(13)    “Asset Transferors” shall mean the entities transferring Assets to Allegion or IR, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.
(14)    “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items or attributes) shall not be treated as Assets.
(15)    “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(16)    “Business” shall mean the IR Retained Business or the Allegion Business, as applicable.
(17)    “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City.
(18)    “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.
(19)    “Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to IR by Allegion), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.
(20)    “Commission” shall mean the United States Securities and Exchange Commission.
(21)    “Company Policies” shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of IR or any of its predecessors which relate to the IR Retained Business or the Allegion Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including the Policies identified on Schedule 1.1(21) hereto.
(22)    “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party, its Group and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, including any such Information that was acquired by any Party after the Effective Time pursuant to Section 2.6(e), Article VII or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, “Confidential Information” shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged, which may include: (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party's product (including, but not limited to, product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; assembly code, software, firmware, programming data, pseudocode, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) any information designated as pertaining to Intellectual Property, a trade secret and/or patentable invention; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party.
(23)    “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(24)    “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(24) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.
(25)     “Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of IR or Allegion, as applicable, who (i) was a member of such Party’s board of directors at the Effective Time; or (2) was nominated for election, elected or appointed to such Party’s board of directors with the approval of a majority of the Continuing Directors who were members of such Party’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the proxy statement of such Party in which such member was named as a nominee for election as a director).
(26)    “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(27)    “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.
(28)    “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) or other document filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.
(29)    “Distribution Agent” shall mean Computershare Trust Company, N.A.
(30)    “Distribution Date” shall mean the date, as shall be determined by the Board, on which the Distribution occurs.
(31)    “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.
(32)     “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between IR and Allegion, in the form attached hereto as Exhibit A.
(33)    “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, or protection against harmful or deleterious substances.
(34)    “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(35)    “Financing” shall mean (i) the issuance of $300 million 5.75% senior notes due 2021 by Allegion US Holding Company Inc., a wholly-owned subsidiary of Allegion, prior to the Distribution Date, and (ii) the entering into the $1,500 million senior secured credit facilities by Allegion US Holding Company Inc., a wholly-owned subsidiary of Allegion, prior to the Distribution Date, and all borrowings thereunder.
(36)    “Force Majeure” shall mean, with respect to a Party, an unforeseen and unavoidable major eruptive event beyond the control of such Party (or any Person acting on its behalf), such as acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
(37)    “Form 10” shall mean the registration statement on Form 10 (Registration No. 001-35971) filed by Allegion with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including any amendment or supplement thereto.
(38)     “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.
(39)    “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
(40)    “Group” shall mean (i) with respect to IR, the IR Group and (ii) with respect to Allegion, the Allegion Group.
(41)     “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any lien on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).
(42)    “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages awarded by a court of competent jurisdiction in connection with a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim)).
(43)    “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), communications, correspondence, materials, product data and literature, artwork, files, documents, policies (including copies of Policies and documentation related thereto), procedures and manuals, research and analyses of any nature, including operational, technical or legal and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys and credit-related information.
(44)    “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 to be sent to the holders of shares of IR Ordinary Shares in connection with the Distribution, including any amendment or supplement thereto.
(45)    “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.
(46)    “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.
(47)    “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, data including electronic and stored data, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing prior to the Effective Time.
(48)    “Internal Reorganization” shall mean the transactions described in Annex I.
(49)    “IP License Agreement” shall mean the Intellectual Property License Agreement between the parties hereto, dated as of the date hereof.

(50)    “IR Asset Transferee” shall mean the IR Retained Business to which IR Retained Assets shall be or have been transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Separation.
(51)    “IR Group” shall mean (i) IR and the IR Retained Business Units and (ii) each Business Entity that becomes a Subsidiary of IR after the Effective Time.
(52)    “IR Indemnitees” shall mean each member of the IR Group and each of their respective Affiliates from and after the Effective Time and each member of the IR Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
(53)    “IR Ordinary Shares” shall mean the ordinary shares of IR, par value $1.00 per share.
(54)    “IR Retained Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by IR and/or any of its Subsidiaries, that are not Allegion Assets.
(55)    “IR Retained Business” shall mean (i) those businesses operated by IR before the Effective Time other than the Allegion Business, and (ii) those business entities or businesses acquired or established by or for IR or any of the Subsidiaries thereof after the Effective Time.
(56)    “IR Retained Liabilities” shall mean any and all Liabilities of IR and each of its Subsidiaries that are not Allegion Liabilities.
(57)    “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.
(58)    “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.
(59)    “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in the Wall Street Journal.
(60)     “Materials of Environmental Concern” shall mean: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.
(61)     “NYSE” shall mean the New York Stock Exchange.
(62)    “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(63)    “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.
(64)    “Record Date” shall mean the date, as shall be determined by IR’s Board, as the record date for determining the holders of IR Ordinary Shares entitled to receive Allegion Ordinary Shares in the Distribution.
(65)    “Record Holders” shall mean holders of IR Ordinary Shares on the Record Date.
(66)    “Records” shall mean any Contracts, documents, books, records or files.
(67)    “Security Interest” shall mean, except pursuant to the Financing, any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
(68)    “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.
(69)     “Tax” shall have the meaning set forth in the Tax Matters Agreement.
(70)    “Tax Contest” shall have the meaning of the definition of “Proceeding” as set forth in the Tax Matters Agreement.
(71)    “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between IR and Allegion, in the form attached hereto as Exhibit B.
(72)    “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.
(73)    “Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than the Parties or any member of their respective Group) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Allegion Assets or Allegion

Liabilities, or IR Retained Assets or IR Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II)
(74)    “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.
(75)    “Transition Services Agreement” shall mean the Transition Services Agreement by and between the parties hereto, in the form attached hereto.
(76)    “Voting Stock” shall mean, as to a particular corporation or other Person, outstanding shares of stock or other equity interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or equity interests entitled so to vote or participate only upon the happening of some contingency.
Section 1.2.    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.
ARTICLE II

THE SEPARATION
Section 2.1.    General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof, including the completion of the Internal Reorganization.
Section 2.2.    Restructuring: Transfer of Assets; Assumption of Liabilities.
(a)    Internal Reorganization. Prior to the Distribution Date, except for the Transfers set forth on Schedule 2.2(a), the Internal Reorganization shall be completed.
(b)    Transfer of Assets. Prior to the Distribution (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments):
(i)    IR shall, or shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective IR Asset Transferees, all of the applicable Asset

Transferors’ right, title and interest in and to the IR Retained Assets and (B) Allegion and/or the respective Allegion Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Allegion Assets.
(ii)    Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth on Schedule 10.5. Other than costs and expenses incurred in accordance with the foregoing, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).
(c)    Assumption of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization or, if applicable, from and after, the Effective Time (i) IR shall, or shall cause a member of the IR Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the IR Retained Liabilities and (ii) Allegion shall, or shall cause a member of the Allegion Group to, Assume all of the Allegion Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined or (D) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the IR Group or the Allegion Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates
(d)    Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract.
Section 2.3.    Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):
(a)    Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a), (a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (I) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, an IR Retained Asset or Allegion Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Distribution Date (unless the term of Shared Contract ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Allegion Group or the IR Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Allegion

Business or the IR Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3 and (II) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, an IR Retained Asset or Allegion Asset, such Party, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).
(b)    Each of IR and Allegion shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of a Tax Contest relating to Taxes).
Section 2.4.    Intercompany Accounts.
(a)    Except as set forth in Section 6.1(b), all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements, and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements), if any, and (ii) intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the IR Group, on the one hand, and any member of the Allegion Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall, under applicable Law or contractual obligations be settled or capitalized, in each case as of the Effective Time (subject to the proviso below), as may be agreed prior to the Effective Time by IR and/or Allegion, and their respective subsidiaries, as applicable; provided, however, with respect to intercompany receivables and payables (but not loans) arising in the ordinary course for the provision of goods and services between any member of the IR Group, on the one hand, and any member of the Allegion Group, on the other hand, such intercompany receivables and payables shall be settled by the Parties within thirty (30) days after the Effective Time.  Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.
(b)    As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.
Section 2.5.    Limitation of Liability; Intercompany Contracts.
(a)    Except in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b)    No Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Effective Time (other than pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 6.1(b) or any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby and except as provided in any thereof) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 6.1(b) or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby and except as provided in any thereof), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.
Section 2.6.    Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
(a)    To the extent that any Transfers contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the IR Group or the Allegion Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9

(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.
(b)    If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to be effective as of the Effective Time.
(c)    The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.
(d)    After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
(e)    With respect to Assets and Liabilities described in Section 2.6(a), each of IR and Allegion shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Taxes).
Section 2.7.    Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.
Section 2.8.    Further Assurances; Ancillary Agreements.
(a)    In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.
(c)    Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset shall be held in accordance with the provisions of Section 2.6.
(d)    At or prior to the Effective Time, each of IR and Allegion shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
Section 2.9.    Novation of Liabilities; Indemnification.
(a)    Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such first Party’s Group and a member of such other Party’s Group (such other Party, the “Other Party”) are jointly or severally liable and that do not constitute Liabilities of such Other Party hereunder, or, if permitted by applicable Law, to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).
(b)    If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.
Section 2.10.    Guarantees.
(a)    Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) IR shall (with the reasonable cooperation of the applicable member of the Allegion Group) use its commercially reasonable efforts to have any member of the Allegion Group removed as guarantor of or obligor for any IR Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to IR Retained Liabilities and (ii) Allegion shall (with the reasonable cooperation of the applicable member of the IR Group) use commercially reasonable efforts to have any member of the IR Group removed as guarantor of or obligor for any Allegion Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Allegion Liabilities.
(b)    At or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):
(i)    of any member of the IR Group, Allegion shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Allegion would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and
(ii)    of any member of the Allegion Group, IR shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which IR would be reasonably unable to comply or (B) which would be reasonably expected to be breached.
(c)    If IR or Allegion is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the IR Group or Allegion Group, as applicable, that has assumed the underlying Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of IR and Allegion, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.
Section 2.11.    Disclaimer of Representations and Warranties. EACH OF IR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE IR GROUP) AND ALLEGION (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ALLEGION GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR

WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS
Section 3.1.    Organizational Documents. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Amended and Restated Memorandum and Articles of Association filed by Allegion with the Commission as exhibits to the Form 10, to be effective as of the Effective Time.
Section 3.2.    Directors. On or prior to the Distribution Date, IR shall take all necessary action to cause the Board of Directors of Allegion to include, at the Effective Time, the individuals identified in the Information Statement as director nominees of Allegion.
Section 3.3.    Officers. On or prior to the Distribution Date, IR shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of Allegion as of the Effective Time.
Section 3.4.    Resignations and Removals.
(a)    On or prior to the Distribution Date or as soon thereafter as practicable, (i) IR shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Allegion Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Allegion Group in which they serve, and (ii) Allegion shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the IR Group in which they serve.
(b)    No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

ARTICLE IV

THE DISTRIBUTION
Section 4.1.    Stock Dividend to IR Stockholders. On the Distribution Date, IR shall cause the Distribution Agent to issue all of the outstanding shares of Allegion Ordinary Shares to holders of IR Ordinary Shares on the Record Date, and to credit the appropriate number of such shares of Allegion Ordinary Shares to book entry accounts for each such holder or designated transferee or transferees of such holder of Allegion Ordinary Shares. Each holder of IR Ordinary Shares on the Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the Distribution one (1) share of Allegion Ordinary Shares for every three (3) shares of IR Ordinary Shares held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of Allegion Ordinary Shares such stockholder is entitled in the Distribution.
Section 4.2.    Actions in Connection with the Distribution.
(a)    Prior to the Distribution Date, Allegion shall file such amendments and supplements to its Form 10 as IR may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Allegion shall mail (or deliver by electronic means where not prohibited by Law) to the holders of IR Ordinary Shares, at such time on or prior to the Distribution Date as IR shall determine, the Information Statement included in its Form 10 (or a Notice of Internet Availability of the Information Statement), as well as any other information concerning Allegion, its business, operations and management, the transaction contemplated herein and such other matters as IR shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from IR, Allegion shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that IR reasonably determines is necessary or desirable to effectuate the Distribution, and IR and Allegion shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.
(b)    Allegion shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Allegion
(c)    To the extent not already approved and effective, Allegion shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the NYSE of the Allegion Ordinary Shares to be distributed in the Distribution, subject to official notice of distribution
(d)    Nothing in this Section 4.2 shall be deemed to shift or otherwise impose Liability for any portion of Allegion’s Form 10 or Information Statement to IR.
(e)    IR stockholders holding a number of shares of IR Ordinary Shares, on the Record Date, which would entitle such stockholders to receive less than one whole share of Allegion Ordinary Shares, will receive cash in lieu of fractional shares. Fractional shares of Allegion Ordinary Shares will neither be distributed on the Distribution Date nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Record Date (a) determine the number of whole shares and fractional shares of Allegion Ordinary Shares allocable to each holder of record or beneficial owner of IR Ordinary Shares as of the close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Allegion Ordinary Shares after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of IR, Allegion or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Allegion Ordinary Shares. Neither IR nor Allegion will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of IR or Allegion.
Section 4.3.    Sole Discretion of IR. IR, in its sole and absolute discretion, shall determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, IR may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, IR shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of IR or its stockholders, that a sale or other alternative is in the best interests of IR or its stockholders or that it is not advisable at that time for Allegion Business to separate from IR.
Section 4.4.    Conditions to Distribution. Subject to Section 4.3, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of IR and shall not give rise to or create any duty on the part of IR or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:
(a)    The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement, or a Notice of Internet Availability of Information Statement, shall have been mailed to the holders of IR Ordinary Shares;
(b)    The Allegion Ordinary Shares to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;
(c)    IR shall have obtained an opinion from Simpson Thacher & Bartlett LLP, its tax counsel, in form and substance satisfactory to IR (in its sole discretion), as to the satisfaction of certain conditions necessary for the Distribution to qualify as a tax-free distribution under Section 355 of the Code, except to the extent of cash received in lieu of fractional shares;
(d)    IR shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to IR (in its sole discretion), and such ruling shall remain in effect as of such

Distribution Date, to the effect, among other things, that the Distribution, together with certain related transactions, will qualify under Sections 355 and 368(a) of the Code;
(e)    The Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to IR, with respect to the capital adequacy and solvency of each of IR and Allegion;
(f)    Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect, it being understood that, for the avoidance of doubt, the Governmental Approvals and Consents contemplated by Section 2.6 and Section 2.9 shall not be deemed necessary to consummate the Distribution;
(g)    No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of IR shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;
(h)    No other events or developments shall have occurred or failed to occur prior to the Distribution Date that, in the judgment of the Board, would result in the Distribution having a material adverse effect on IR or its stockholders;
(i)    The Internal Restructuring shall have been completed, except for such steps as IR in its sole discretion shall have determined may be completed after the Effective Time;
(j)    The actions and events set forth in Article III shall have occurred;
(p)    The Board shall have authorized the Distribution, which authorization may be given or withheld at its absolute and sole discretion;
(k)    The net proceeds of the Financing shall have been distributed to IR; and
(l)    Each Ancillary Agreement shall have been executed by each party thereto.
ARTICLE V

CERTAIN COVENANTS
Section 5.1.    No Solicit; No Hire. Neither IR nor Allegion, or any member of their respective Groups, shall, from the Effective Time through and including two years from the Effective Date, without the prior written consent of the applicable Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 5.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party or, any hiring as a result thereof; provided, that the applicable Party has not encouraged or advised such firm to approach any such employee or Party and (ii) the prohibitions of this Section 5.1 shall not apply with respect to an employee of the other Party or their Subsidiaries six months after the later of (x) the date of termination of his or her employment with the other Party and their Subsidiaries and (y) the last date on which such individual receives severance or other termination payments from the other Party or any of their Subsidiaries. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 5.2.    Intellectual Property. Each Party shall not use or exploit the Intellectual Property of the other Party after the Effective Time, except (i) as permitted in the Ancillary Agreements, (ii) as required by applicable Law; (iii) as permitted by the “fair use” doctrine or defense, or (iv) for neutral, non-trademark use of the other Parties’ Trademarks to describe the history of each Party’s respective business.
Section 5.3.    Cooperation. From and after the Effective Time, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) provide knowledge transfer regarding its applicable Business or IR’s historical business, (iii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles VI, VII and IX) and (iv) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.
ARTICLE VI

INDEMNIFICATION
Section 6.1.    Release of Pre-Distribution Claims.
(a)    Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VI, each Party for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of

the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Groups in respect of any such Liabilities.
(b)    Nothing contained in Section 6.1(a), Section 2.4(a) or Section 2.5(b) shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any person from:
(i)    any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to IR, any IR Retained Liability and (B) with respect to Allegion, any Allegion Liability;
(ii)    any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;
(iii)    any Liability with respect to any Continuing Arrangements; and
(iv)    any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements.
In addition, nothing contained in Section 6.1(a) shall release IR from indemnifying any director, officer or employee of Allegion who was a director, officer or employee of IR or any of its Affiliates prior to the Effective Time or the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.
(c)    Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).
(d)    It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 6.1(a) and 6.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.
Section 6.2.    Indemnification by IR. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, IR shall and shall cause the other members of the IR Group to indemnify, defend and hold harmless the Allegion Indemnitees from and against any and all Indemnifiable Losses of the Allegion Indemnitees arising out of, by reason of or otherwise in connection with (a) the IR Retained Liabilities or alleged IR Retained Liabilities or (b) any breach by IR of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. Notwithstanding the foregoing, for purposes of this Section 6.2, Allegion shall be deemed to have supplied all Information in connection with the “Business” section of the Form 10 and the “Business” section of the Allegion Offering Memorandum, regardless of which entity actually makes such filing and under no circumstances shall IR have any Liability or be obligated to indemnify any Allegion Indemnitee with respect thereto pursuant to this Section 6.2.
Section 6.3.    Indemnification by Allegion. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Allegion shall and shall cause the other members of the Allegion Group to indemnify, defend and hold harmless the IR Indemnitees from and against any and all Indemnifiable Losses of the IR Indemnitees arising out of, by reason of or otherwise in connection with (a) the Allegion Liabilities or alleged Allegion Liabilities or (b) any breach by Allegion of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. Notwithstanding the foregoing, for purposes of this Section 6.3, other than in connection with the “Business” section of the Form 10 and the “Business” section of the Allegion Offering Memorandum, IR shall be deemed to have supplied all Information relating to the Allegion Group included in any filing made with the Commission pursuant to the Securities Act or the Exchange Act prior to the Distribution Date, regardless of which entity actually makes such filing and under no circumstances shall Allegion have any Liability or be obligated to indemnify any IR Indemnitee with respect thereto pursuant to this Section 6.3.
Section 6.4.    Procedures for Indemnification.
(a)    Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each IR Indemnitee and Allegion Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.
(b)    Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party

Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
(c)    Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.
(d)    Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 6.4(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or another Party shall become aware that the subject matter of such Third Party Claim relates to a Liability of another Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.
(e)    If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the thirty (30) day period specified in Section 6.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.
(f)    Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned, except for any such settlement or compromise that contains an unconditional release of the Indemnifying Party from all claims that are subject of such Third Party Claim.
(g)    In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee.
(h)    Except as otherwise set forth in Sections 5.1 and 7.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.
Section 6.5.    Cooperation in Defense and Settlement.
(a)    With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.
(b)    Each of IR and Allegion agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
Section 6.6.    Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.
Section 6.7.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of insurance proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an

Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VI; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.
Section 6.8.    Additional Matters; Survival of Indemnities.
(a)    The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement.
(b)    The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.
ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
Section 7.1.    Preservation of Corporate Records.
(a)    Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Records or access to Information.
(b)    The Parties shall comply with those document retention policies as shall be set forth herein or otherwise established and agreed to in writing by their respective authorized officers at or prior to the Effective Time in respect of Records and related matters.
Section 7.2.    Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 7.2, (i) at any time, with the consent of the other applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes relating to financial reporting and any filing made with the Commission pursuant to the Securities Act or the Exchange Act; (ii) from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2013, in connection with the preparation and audit of each Party’s financial statements for the fiscal years ended December 31, 2013 and 2014, the printing, filing and public dissemination of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iii) in the event that either Party changes its independent auditors within two (2) years following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 7.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission. Without limiting the foregoing, each Party agrees as follows:
(a)    Financial Statements. Each Party shall provide reasonable access to the other Party on a timely basis to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for 2013.
(b)    Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties and to such Other Party’s Auditors and management its personnel and Records and other Information in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments for 2013.
(c)    Annual Reports and Proxy Statements. (i) Each Party shall deliver to the other Party a reasonably complete draft of the first annual report on Form 10-K to be filed with the Commission (or otherwise) that includes its respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended December 31, 2013, on or prior to February 4, 2014, and (ii) IR shall deliver to Allegion a reasonably complete draft of the first proxy materials to be filed with the Commission after the Effective Date (such annual reports and proxy materials, collectively, the “Annual Reports”), on or prior to February 4, 2014; provided, however, that each Party may continue to revise its respective Annual Reports prior to the filing thereof, which changes shall be delivered to the other Party as soon as reasonably practicable; provided, further, that, to the extent Allegion’s 2014 proxy statement discusses IR compensation programs, Allegion shall substantially conform its 2014 proxy statement to be filed with the Commission to IR’s proxy statement as last provided to Allegion at a reasonable time prior to Allegion’s filing. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by IR with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Annual Reports.
(d)    Nothing in this Article VII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
Section 7.3.    Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:
(a)    After the Effective Time, upon the prior written request by Allegion for specific and identified Information which relates to (x) Allegion or the Allegion Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which IR and/or Allegion are parties, as applicable, IR shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Allegion has a reasonable need for such originals) in the possession or control of IR or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Allegion;
(b)    After the Effective Time, upon the prior written request by IR for specific and identified Information which relates to (x) IR or the conduct of the IR Retained Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which IR and/or Allegion are parties, as applicable, Allegion shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if IR has a reasonable need for such originals) in the possession or control of Allegion or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of IR; provided that, to the extent any originals are delivered to any requesting Party pursuant to this Agreement or the Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.
Section 7.4.    Witness Services. Except in the event any Parties are opposing one another in an Action, in which case normal discovery rules shall apply, at all times from and after the Effective Time, each of IR and Allegion shall use its commercially reasonable efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable), current (to the extent practicable) and future directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group). A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.
Section 7.5.    Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
Section 7.6.    Confidentiality.
(a)    Notwithstanding any termination of this Agreement, each Party shall hold, and shall cause each of its respective Subsidiaries to hold, and shall cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning or belonging to the other Parties; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a governmental proceeding that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii), (iii), (iv), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
(b)    Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the IR Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.
(c)    The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
(d)    For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 7.7 and not by this Section 7.6.
Section 7.7.    Privilege Matters.
(a)    Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the IR Group and the Allegion Group, and that each of the members of the IR Group and the Allegion Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.
(b)    Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of IR and Allegion. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of IR or Allegion, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve IR and Allegion. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:
(i)    All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve IR and Allegion shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and
(ii)    Except as otherwise provided in Section 7.7(b)(i), Privileged Information relating to post-separation services provided solely to one of IR or Allegion shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.
(c)    The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or (b):
(i)    Subject to Section 7.7(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by the requesting Party to the Party whose consent is sought;
(ii)    If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;
(iii)    If, within ten (10) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and
(iv)    In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.
(d)    The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of IR or Allegion as set forth in Sections 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.6, 7.2 and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.6 and 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.6 hereof, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
Section 7.8.    Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
Section 7.9.    Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.
ARTICLE VIII

DISPUTE RESOLUTION
Section 8.1.    Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties, shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 8.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.
Section 8.2.    Arbitration. If the Agreement Dispute has not been resolved for any reason after the Negotiation Period, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention and Resolution (“CPR”), except as modified herein (the “Rules”). There shall be one arbitrator, which shall be appointed by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the arbitrator is not timely appointed by the Parties under this Section 8.2, he or she shall be appointed by the CPR in accordance with the Rules, and in any such procedure, each Party shall be given two strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation, validity or enforceability of this Article VIII shall be determined by the arbitrator. In resolving any Agreement Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court

for the Southern District of New York. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award special, consequential, reputational, indirect or punitive damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).
Section 8.3.    Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration or such other period as the arbitrator together with the Parties involved in such proceeding shall deem reasonable.
Section 8.4.    Treatment of Negotiations and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, conference or discussion or otherwise pursuant to this Article VIII, all of which shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding ancillary to an arbitration hereunder, including to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of a Party to respect the arbitral tribunal’s orders to that effect.
Section 8.5.    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.
Section 8.6.    Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.
ARTICLE IX

INSURANCE
Section 9.1.    Policies and Rights Included Within Assets.
(a)    The IR Retained Assets shall include any and all rights of an additional named insured under Policies where IR is an additional named insured, subject to the terms of such Policies and any limitations or obligations of IR contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any Party in or in connection with the conduct of the IR Retained Business regardless of whether any suit, claim, action or proceeding is brought before or after the Effective Time or, to the extent any claim is made against IR or any of its Subsidiaries, the conduct of the Allegion Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this Section 9.1 shall be deemed to constitute (or to reflect) an assignment of such Policies by IR.
(b)    The Allegion Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 9.9 and 9.10 and to the terms of such Company Policies and any limitations or obligations of Allegion contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Allegion Business regardless of whether any suit, claim, action or proceeding is brought before or after the Effective Time or, to the extent any claim is made against Allegion or any of its Subsidiaries, the conduct of the IR Retained Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to Allegion.
Section 9.2.    Post-Effective Time Claims. If, subsequent to the Effective Time, any person shall assert a claim against Allegion or any of its Subsidiaries (including where Allegion or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Allegion Business or, to the extent any claim is made against Allegion or any of its Subsidiaries (including where Allegion or its Subsidiaries are joint defendants with other persons), the conduct of the IR Retained Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, IR shall, at the time such claim is asserted, be deemed to designate, without need of further documentation, Allegion as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to confer, without need of further documentation, but subject to Section 9.9, upon Allegion any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 9.2 shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to Allegion.
Section 9.3.    Administration; Other Matters.
(a)    Administration. Subject to Section 9.9, from and after the Effective Time, each Party (either by itself or by contracting for the provision of services by independent parties) shall be responsible for Claims Administration under Company Policies with respect to its respective Insured Claims; provided, however, that Allegion shall provide prompt notice to IR of any claims submitted by it or by its respective Subsidiaries under the Company Policies and of any Insurance Proceeds related thereto. Each Party shall administer and pay any costs relating to its pursuit of and to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Policies, shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies. IR shall, with the written consent of Allegion (not to be unreasonably withheld or delayed), have the sole right to commute or otherwise terminate any Company Policies.

(b)    Liability Limitation. IR and Allegion shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of IR or Allegion, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by IR or Allegion or any defect in such claim or its processing.
(c)    Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.
Section 9.4.    Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 9.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.
Section 9.5.    Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.
Section 9.6.    Directors and Officers Liability Insurance. IR agrees that, from and after the Distribution Date to the sixth anniversary of the Effective Time, it will maintain in full force and effect the Company Policies identified as Directors & Officers Liability Insurance on Schedule 1.1(21) (or, through the purchase of extended discovery, the full benefits and coverage of such Company Policies). The provisions of this Section 9.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Company Policies referenced in the preceding sentence.
Section 9.7.    No Coverage for Post-Effective Occurrences. Allegion, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Effective Time.
Section 9.8.    Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where IR is an additional named insured).
Section 9.9.    IR as General Agent and Attorney-In-Fact. Notwithstanding anything to the contrary contained herein, IR remains the owner and holder of all rights and claims in and to the Company Policies. Should the provisions of Sections 9.1 and 9.2 as they pertain to Allegion be challenged and/or fail of their purpose, IR shall act as agent and attorney-in-fact for Allegion and thereby effectuate, on behalf of Allegion, the provisions of Section 9.2 of this Agreement, provided that Allegion shall pay IR’s reasonable out of pocket costs relating thereto.
Section 9.10.    Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Company Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, IR shall be responsible for any such additional premiums, and shall be entitled to receive any such return premiums. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Company Policies, IR shall be entitled to receive such cancellation premium credits.
Section 9.11.    Certain Matters Relating to IR’s Organizational Documents. For a period of six (6) years from the Distribution Date, the Memorandum and Articles of Association of IR shall contain provisions no less favorable with respect to indemnification than are set forth in the Memorandum and Articles of Association of IR immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the IR Group or the Allegion Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.
ARTICLE X

MISCELLANEOUS
Section 10.1.    Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control and (b) this Agreement and any Ancillary Agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such Ancillary Agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.
Section 10.2.    Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
Section 10.3.    Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 10.4.    Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 10.5.    Expenses. Except as otherwise provided (i) on Schedule 10.5, (ii) in this Agreement or (iii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Internal Reorganization, Distribution and the other transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as a result thereof, including expenses set forth on Schedule 10.5, but excluding (x) the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing and (y) for the avoidance of doubt, any commercial costs in connection with the transactions contemplated hereby, such as signage for Allegion (collectively, “Separation Expenses”) shall (A) to the extent incurred prior to the Distribution Date, be paid by IR and (B) to the extent any such Separation Expenses arise and are payable following the Effective Date shall be paid by the Parties as set forth on Schedule 10.5.
Section 10.6.    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
To IR:
[●]
[●]
[●]
Attn: General Counsel
Facsimile: [●]
To Allegion:
[●]
[●]
[●]
Attn: General Counsel
Facsimile: [●]
Section 10.7.    Waivers. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).
Section 10.8.    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) an affiliate or (ii) a third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9.    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
Section 10.10.    Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of IR without the approval of Allegion or the stockholders of IR. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by IR and Allegion.
Section 10.11.    Payment Terms.
(a)    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)    Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)    Currency Conversion. All payments to be made by either IR or Allegion under this Agreement shall be made in US Dollars. Any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. In the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.
Section 10.12.    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Article VI).
Section 10.13.    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 10.14.    Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 10.15.    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 10.16.    Exhibits and Schedules.
(a)    The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the IR Group or the Allegion Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the IR Group or the Allegion Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.
(b)    Subject to the prior written consent of the other Parties (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.
Section 10.17.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.
Section 10.18.    Consent to Jurisdiction. Subject to the provisions of Article VIII hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 10.19.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.19.

Section 10.20.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.21.    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
Section 10.22.    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 10.23.    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.2; Section 6.3; Section 6.4; and Section 6.5).
Section 10.24.    Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by: (i) Allegion to IR shall be treated for all Tax purposes as a distribution by Allegion to IR with respect to stock of Allegion occurring after Allegion is directly owned by IR and immediately before the applicable Distribution; or (ii) IR to Allegion shall be treated for all Tax purposes as a tax-free contribution by IR to Allegion with respect to its stock occurring after Allegion is directly owned by IR and immediately before the applicable Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority (as defined in the Tax Matters Agreement) asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.
Section 10.25.    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.26.    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between IR and Allegion and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of IR or Allegion.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
INGERSOLL RAND PLC

By:
Name:
Title:

ALLEGION PLC

By:
Name:
Title: